Exhibit 99.1

ORBITAL ENERGY GROUP, INC. APPOINTS LEGENDARY OHIO

EDUCATOR, DR. JERRY SUE THORNTON, AND FORMER NSA CIO,

LA FORREST WILLIAMS, TO BOARD OF DIRECTORS

HOUSTON, (August 03, 2021) – Orbital Energy Group, Inc. [NASDAQ:OEG], today announced the appointments of “legendary educator” Jerry Sue Thornton and former National Security Agency (NSA) Chief Information Officer, La Forrest Williams, to its Board of Directors (the “Board”), effective immediately. Following the appointments, the Board has been expanded to 10 directors, 7 of whom are independent.

“We are thrilled to welcome these two highly-qualified, experienced individuals as board members,” said Jim O’Neil, OEG’s CEO & vice-chairman. “Both bring many years of valuable experience across a broad range of topics, including corporate governance, and will add perspective to our Board. We welcome them both as directors and look forward to benefitting from their expertise, judgment and counsel.”

Dr. Jerry Sue Thornton, widely recognized as a “legendary educator,” came from humble beginnings in rural western Kentucky. The daughter of a union coal miner and a domestic worker, she rose to become an iconic, internationally acclaimed educator and lecturer.  Ms. Thornton is annually recognized as one of the 50 most influential people in Northeast Ohio. During her tenure as President of Cuyahoga Community College, the college became a leader in educational innovation, workforce training and economic development.  Her many leadership activities include working to help develop the community college concept in the Netherlands, China, United Kingdom, Jordan, and Qatar.

Dr. Thornton’s board service has included membership on the boards of Applied Industrial Technologies, Inc., National City Bank, Bridgestreet Worldwide, Inc., Republic Powdered Metals, Inc., American Family Insurance, FirstEnergy Corporation, Office Max, Barnes and Noble Education, Inc., and Parkwood Corporation. In addition, she has served as co-chair of the 21st Century Commission on the Future of Community Colleges, on the board of visitors of the Marine Corps University, and on the Community College Advisory Board of Dynamic Campus, among others.  She is also the recipient of the 2014 Diverse Champions Award, in recognition of her exemplary leadership of Tri-C through an era of unprecedented change and growth while exemplifying the principles of diversity and inclusion in all facets of her tenure.

Mr. La Forrest Williams is a 30-plus year Air Force retired colonel and defense intelligence senior executive. Along with being a highly-respected communications commander and pilot, he helped implement information assurance and computer security practices for the Department of Defense, other federal agencies, and America’s global partners.  Following his distinguished Air Force career, Mr. Williams served as the NSA’s chief information officer, deputy director of legislative affairs and assistant director information assurance operations, Foreign Affairs Directorate for NSA in support of the United States Department of Defense.

Mr. Williams received his Bachelor of Science degree from San Jose State University and his Master of Science and Information Technology from American University, Washington, DC.  Among his other accomplishments, Mr. Williams taught at the National War College, instructing senior Department of Defense and State Department leaders, and visiting international leaders from 23 nations. Leaders in this advanced degree program earned a master’s degree in national security strategy. Additionally, he served as chairman of the Department of Aerospace Studies at Howard University.

"We are very pleased and honored to welcome such experienced professionals as Dr. Thornton and La Forrest Williams to the Orbital Energy board," said William Clough, OEG’s chairman & CLO. "They bring diverse experiences, broad perspectives, and extensive expertise in many areas vital to OEG. They are both welcome additions to our increasingly diverse and highly-qualified Board of Directors."

Dr. Thornton commented, “I am delighted to join Orbital Energy’s Board. Having observed the Company’s recent performance and its commitment to diversity and broad inclusion, I look forward to sharing my experience and network with the Company. I plan to work alongside my fellow Board members and company management to enhance shareholder value as Orbital Energy continues to expand its commercial footprint in the energy sector and beyond.”

Mr. Williams commented, “OEG’s management team has positioned the Company to capitalize on an ever-growing energy and telecommunications demand.  I'm excited to join the OEG Board as the Company continues executing on its mission of enhancing energy solutions and innovative telecom services for customers, investors and global community partners.”

About Orbital Energy Group

Orbital Energy Group, Inc. [Nasdaq: OEG] is creating a diversified energy services platform through the acquisition and development of innovative companies. Orbital Energy's group of businesses includes Orbital Power Services, Orbital Solar Services, Orbital Telecom Services and Orbital Gas Systems.

Orbital Power Services provides engineering, construction, maintenance and emergency response solutions to the power, utilities, and midstream markets.

Orbital Solar Services provides engineering, procurement, and construction ("EPC") expertise in the renewable energy industry and established relationships with solar developers and panel manufacturers in the utility scale solar market.

Orbital Telecom Services, operating as Gibson Technical Services, has nationwide locations equipped to effectively support multi-vendor OEM technology environments and outside plant construction operations on an as-needed basis with specialized services in broadband, wireless, outside plant and building technologies, including healthcare.

Orbital Gas Systems is a 30-year leader in innovative gas solutions, serving the energy, power and processing markets through the design, installation and commissioning of industrial gas sampling, measurement, and delivery systems.

As a publicly traded company, Orbital Energy is dedicated to maximizing shareholder value. But most important, our commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors, and global community.

For more information please visit: www.orbitalenergygroup.com

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information regarding these and other factors, which could materially affect the Company and its operations, are included in certain forms the Company has filed with the Securities and Exchange Commission.

Investor Relations:
KCSA Strategic Communications
David Hanover
T: 212-896-1220
orbital@kcsa.com